October 25, 2001

To the Board of Directors
International Test Systems, Inc.


         I hereby consent to the use of my opinion dated October 25, 2001 in the Prospectus to be included in the Registration Statement on Form SB-1 being filed by International Test Systems, Inc. I also hereby consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" In such Prospectus.


/s/ Sheila G. Corvino, Esq.
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Sheila G. Corvino, Esq.